EXHIBIT 3.1a

                          CERTIFICATE OF INCORPORATION
                                       OF
                         GAY ENTERTAINMENT NETWORK, INC.

                UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW

     The undersigned, a natural person of the age of eighteen years or over, desiring to form a corporation pursuant to the provisions of Section 402 of the Business Corporation Law of the State of New York, hereby certifies as follows:

     FIRST: The name of the corporation is:

                         GAY ENTERTAINMENT NETWORK, INC.

     SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, exclusive of any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

     THIRD: The office of the Corporation in the State of New York is to be located in the County of New York.

     FOURTH: This aggregate number of shares which the corporation shall have the authority to issue is:

                   Two Hundred (200) Shares Without Par Value

     FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

                               Robert Milner, Esq.
                           1345 Avenue of the Americas
                            New York, New York 10105

     SIXTH: No director of the corporation shall be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity except where a judgment or other final adjudication adverse to said director establishes: that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that said director personally gained a financial profit or other advantage to which he was not entitled, or the director's acts violated Section 719 of the New York Business Corporation Law.


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     IN WITNESS WHEREOF, I have duly executed and subscribed this certificate and do affirm the foregoing as true under the penalties of perjury this 12th day of November 1992.



                                     /s/ MARIE JORCZAK
                                     -----------------
                                     Marie Jorczak
                                     Incorporator
                                     Corporation Service Company
                                     4 Central Avenue
                                     Albany, New York  12110